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                                                                    Exhibit 99.1


Contact:  Halsey Pharmaceuticals
Investor Relations - Peter A. Clemens, Vice President & CFO
                     (815) 399-2060



                              FOR IMMEDIATE RELEASE


                             HALSEY PHARMACEUTICALS
 ANNOUNCES APPOINTMENT OF JERRY KARABELAS AS CHAIRMAN OF THE BOARD OF DIRECTORS


ROCKFORD, IL, MAY 22, 2003: Halsey Pharmaceuticals (OTC.BB-HDGC) today announced that Jerry Karabelas, a Director of the Company since December 2002, has been appointed Chairman of the Board. In this capacity, Mr. Karabelas will oversee the overall strategy and direction of the Company.

Mr. Karabelas was Head of Healthcare and CEO of Worldwide Pharmaceuticals for Novartis AG from 1998 until July 2000. Prior to joining Novartis, Mr. Karabelas was Executive Vice President of SmithKline Beecham. From July 2000 until December 2001, Mr. Karabelas was the Founder and Chairman of the Novartis Bio Venture Fund. Since November 2001 he has been a Partner with Care Capital LLC., a current investor in Halsey. Mr. Karabelas holds a Ph.D. in pharmacokinetics from the Massachusetts College of Pharmacy and serves as a Director of SkyePharma Plc., Human Genome Sciences, Nitromed, Anadys, Vanda Pharmaceuticals and Renovo.

Mr. Karabelas replaces Michael K. Reicher who is retiring and will assist in the transition. The Company will begin a search immediately to find a new Chief Executive Officer.

Regarding Mr. Reicher, Mr. Karabelas said, "Mike was instrumental in bringing Halsey from near bankruptcy five years ago to where it is today, poised to provide unique products to the pain management market. The strategy begun under his leadership to become a vertically integrated manufacturer of pain management products utilizing proprietary processes will continue."

Halsey Pharmaceuticals, together with its subsidiaries, is an emerging pharmaceutical company specializing in innovative drug development.

The statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements involve risk and uncertainties which may affect Halsey's business prospects, including economic, competitive, governmental, technological and other factors discussed in filings with the Securities and Exchange Commission.

This and past press releases for Halsey Pharmaceuticals are available at the Company's web site at www.halseydrug.com.